AMENDMENT

This amendment (the “Amendment”) between the parties signing below (“Parties”) amends the Existing Agreement as of December 1, 2020 (the “Effective Date”):

Term	Means
“Existing Agreement”	The Transfer Agency and Services Agreement between ALPS and the Trust dated October 1, 2007, as amended
“ALPS”	ALPS Fund Services, Inc.
“Trust”	Financial Investors Trust

Except as amended hereby, all terms of the Existing Agreement remain in full force and effect. This Amendment includes the amendments in Schedule A and general terms in Schedule B.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their duly authorized representatives.

Financial Investors Trust	ALPS Fund Services, Inc.

By:	/s/Bradley J. Swenson	By:	/s/ Michael Sleightholme

Name:	Bradley J. Swenson	Name:	Michael Sleightholme

Title:	President	Title:	Authorized Representative

Schedule A to this Amendment

Effective as of the Effective Date, the Existing Agreement is amended as follows:

1. Section 13.13 of the Existing Agreement is deleted in its entirety and replaced with the following:

13.13.	Notices. Except as otherwise provided herein, all notices required or permitted under this Agreement or required by law shall be effective only if in writing and delivered: (i) personally, (ii) by registered mail, postage prepaid, return receipt requested, (iii) by receipted prepaid courier; or (v) by electronic mail, to the relevant address listed below (or to such other address or number as a party shall hereafter provide by notice to the other parties). Notices shall be deemed effective when received by the party to whom notice is required to be given.

ALPS Fund Services, Inc.

1290 Broadway, Suite 1000

Denver, CO 80203

Attention: General Counsel

E-mail: notices@ssinc.com

Financial Investors Trust

1290 Broadway, Suite 1000

Denver, CO 80203

Attention: Secretary

MFPSII Services:

ALPS shall perform the following services:

- Work directly with DTCC to establish MFPSII service

- Initial setup of all fund classes, fund portfolios, and individual CUSIPs in the MFSPII Database, including fund information, minimums, fees, expenses, loads (if applicable), fund type, dividend information, blue sky eligibility, LOI rules, CDSC setup, etc.

- Monitor all prospectus updates to ensure ongoing accuracy with above items

- Setup of new funds/classes/CUSIPs that are launched by a fund and updating of above items

- Fielding questions from broker/dealers

- Ongoing accuracy review

- Direct contact with DTCC on any escalated issues

3. Schedule B of the Existing Agreement shall be amended by adding the following provision:

MFPSII Services Fees:

In consideration of ALPS’ performance of the services set forth above, the Trust shall pay ALPS the following fees:

One-Time Set Up Fees		Annual Ongoing Maintenance Fees
# of CUSIPS	Cost	# of CUSIPS	Cost
0-10	$ 2,000.00	0-10	$ 2,000.00
11-20	$ 3,200.00	11-20	$ 3,200.00
21-50	$ 3,600.00	21-50	$ 3,600.00
51-100	$ 5,000.00	51-100	$ 5,000.00
101+	$ 8,000.00	101+	$ 8,000.00

Schedule B to this Amendment

General Terms

1. Capitalized terms not defined herein shall have the meanings given to them in the Existing Agreement.

2. The Amendment shall not be modified, supplemented, or amended in accordance with, any industry custom or practice, or any internal policies or procedures of any Party. This Amendment (including any attachments, schedules and addenda hereto), along with the Existing Agreement, as amended, contains the entire agreement of the Parties and thus governs the Parties’ duties and obligations with respect to the subject matter hereof and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect thereto.

3. This Amendment may be executed in counterparts, each of which when so executed will be deemed to be an original. Such counterparts together will constitute one agreement. Signatures may be exchanged via facsimile or electronic mail and signatures so exchanged shall be binding to the same extent as if original signatures were exchanged.

4. This Amendment and any dispute or claim arising out of or in connection with it, its subject matter or its formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of the same jurisdiction as the Existing Agreement.